FINAL News Release

TranSwitch Corporation Receives Commitment from Investment Fund to Purchase up to 1.95 Million Shares Over Next 12 Months;
Consummates Initial Closing

SHELTON, CT – January 4, 2010 – TranSwitch® Corporation (NASDAQ: TXCC), a leading provider of semiconductor solutions for the converging data, video and voice wireline and wireless networks, announced today it has entered into a common stock purchase agreement with Seaside 88, LP, a private investment limited partnership.  Under the terms of the agreement, Seaside has committed to purchase up to 1,950,000 TranSwitch common shares.  Seaside will purchase 75,000 shares every two weeks for up to 26 purchases. Today, TranSwitch and Seaside closed the first sale of 75,000 shares for gross proceeds of approximately $120,000.

“The expected proceeds from this financing will be used for general corporate purposes, including to assist in the repayment of our debt,” said Mr. Robert A. Bosi, TranSwitch’s Vice-President and CFO.  “The structure of the investment announced today provides us with a measured financing.  We welcome Seaside’s investment and appreciate the continued support from all our shareholders.”

The price of the shares sold at today’s initial closing was $1.6025 per share, a 12.5% discount to the 10 day volume weighted average trading price (“VWAP”) of the Company’s common stock immediately prior to such closing.

At each subsequent closing, the price of the common stock to be sold will be an amount equal to the lower of (i) the VWAP for the ten consecutive trading days immediately prior to such closing multiplied by 0.875 and (ii) the VWAP for the trading day immediately prior to such closing multiplied by 0.90.

TranSwitch is offering the securities in this agreement pursuant to an effective shelf registration statement.  The offering is being made only by means of a prospectus.  Copies of the final prospectus supplement and accompanying base prospectus relating to the offering can be obtained from going to the Investors section of the Company’s website at www.transwitch.com and clicking on the SEC filings link or from the U.S. Securities and Exchange Commission’s website at www.sec.gov.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment.  As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs).  TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction.  TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company.  For more information, visit www.transwitch.com.

- more -

– page 2

Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks relating to TranSwitch's indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

For more information contact:
Robert Bosi	Ted Chung
Vice President and Chief Financial Officer	Vice President Business Development
TranSwitch Corporation	TranSwitch Corporation
Phone: 203/929-8810 ext.2465	Phone: 203/929-8810 ext.2004
Fax: 203/926-9453	Fax: 203/926-9453
robert.bosi@transwitch.com	tchung@transwitch.com

TranSwitch Corporation  3 Enterprise Drive  Shelton, CT 06484 USA  (203) 929-8810  Fax: (203) 926-9453  www.transwitch.com